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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                              GRANT PRIDECO, INC.
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

(GRANT PRIDECO LOGO)

April 7, 2003

Dear Grant Prideco Stockholder:

     You are cordially invited to join us at the 2003 Annual Meeting of Stockholders of Grant Prideco to be held at 9:00 a.m. on May 7, 2003 in Houston, Texas. The Annual Meeting will be held at The Magnolia Room, Four Oaks Place, 1330 Post Oak Blvd., Houston, Texas 77056.

     This year you will be asked to vote on three proposals. Each proposal is more fully explained in the attached proxy statement; which we encourage you to read.

     Whether or not you plan to attend the Annual Meeting, we strongly encourage you to vote your shares on the enclosed proxy card and return your signed proxy card at your earliest convenience. Thank you for your cooperation.

                                          Sincerely,

                                          /s/ Michael McShane
                                          Michael McShane
                                          President and Chief Executive Officer

(GRANT PRIDECO LOGO)

                                 GRANT PRIDECO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:         Wednesday, May 7, 2003

TIME:         9:00 a.m. (Houston time)

PLACE: The Magnolia Room, Four Oaks Place, 1330 Post Oak Blvd., Houston, Texas 77056

MATTERS TO BE VOTED ON:

     1. Election of nine directors to hold office for a one-year term;

     2. Adoption of the Grant Prideco Employee Stock Purchase Plan;

     3. Adoption of a stockholder proposal regarding Board of Director diversity; and

     4. Any other matters that may properly come before the meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE NINE NOMINEES FOR DIRECTOR AND ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL.

     Your Board of Directors has set March 21, 2003, as the record date for the Annual Meeting. Only those stockholders who are holders of record of our common stock at the close of business on March 21, 2003, will be entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and at our offices at 1330 Post Oak Blvd., Suite 2700, Houston, Texas for a period of ten days prior to the Annual Meeting.

     You are cordially invited to join us at the Annual Meeting. However, to ensure your representation at the Annual Meeting, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. Your proxy will be returned to you if you are present at the Annual Meeting and request us to return your proxy card.

                              GRANT PRIDECO, INC.

                                PROXY STATEMENT
                                    SUMMARY

DATE:                 Wednesday, May 7, 2003

TIME:                 9:00 a.m. (Houston time)

PLACE: The Magnolia Room, Four Oaks Place, 1330 Post Oak Blvd., Houston, Texas 77056

AGENDA:               Three proposals numbered as follows:

                      PROPOSAL 1: Election of nine nominees as directors of the Company. Your Board of Directors recommends that you vote FOR each of the nominees for director.

                      PROPOSAL 2: Adoption of the Grant Prideco Employee Stock Purchase Plan. Your Board of Directors recommends that you vote FOR approval of the Plan.

                      PROPOSAL 3: Stockholder proposal regarding Board of Director diversity. Your Board of Directors recommends that you vote AGAINST approval of the stockholder proposal.

WHO CAN VOTE:         All holders of record of our common stock at the close of
                      business on March 21, 2003, are entitled to vote. Holders of the common stock are entitled to one vote per share at the Annual Meeting. The common stock is the only class of our securities that is entitled to vote at the Annual
                      Meeting.

BROKER DISCRETIONARY
  AUTHORITY           Under the Rules of the New York Stock Exchange, if you
                      hold your shares through a bank or broker, your broker is permitted to vote your shares on each of Proposals One and Two, even if the broker does not receive instructions from you.

PROXIES SOLICITED BY: Your vote and proxy is being solicited by our Board of
                      Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of our Board of Directors to all stockholders beginning on April 7, 2003. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES: If you do not indicate how you wish to vote for one or more of the nominees for director, the persons named on the proxy card will vote FOR election of all the nominees for director (Proposal 1), FOR approval of the Grant Prideco Employee Stock Purchase Plan (Proposal 2) and AGAINST approval of the stockholder proposal (Proposal 3). If you "withhold" your vote for any of the nominees, this will be counted as a vote AGAINST that nominee.

REVOKING YOUR PROXY:  You can revoke your proxy by:

                      - writing to the Corporate Secretary (at 1330 Post Oak
                        Blvd., Suite 2700, Houston, Texas 77056) before the Annual Meeting;

                      - voting again via mail; or

                      - casting your vote in person at the Annual Meeting. Your
                        last vote will be the vote that is counted.

QUORUM: As of March 21, 2003, there were 121,377,838 shares of common stock issued and outstanding. The holders of the common stock have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 60,688,919 votes constitutes a quorum for adopting the proposals at the Annual Meeting. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them. If a broker holding your shares in "street" name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.

MULTIPLE PROXY CARDS: If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

COSTS OF PROXY
  SOLICITATION:       Some of our directors, officers and employees may solicit
                      proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

QUESTIONS:            You may call Grant Prideco's Investor Relations Department at (832) 681-8000 if you have any questions.

                     PLEASE VOTE -- YOUR VOTE IS IMPORTANT

                             ELECTION OF DIRECTORS

                          ITEM NO. 1 ON THE PROXY CARD

     In light of the passage of the Sarbanes-Oxley Act and new corporate governance rules proposed by the New York Stock Exchange, the Board of Directors elected to form a Nominating and Corporate Governance Committee to undertake a thorough review of its composition in light of these new standards. Following this review, the Nominating and Corporate Governance Committee recommended to the Board of Directors that the Board reduce the number of common directors between Grant Prideco and its former parent, Weatherford International Ltd, and add at least four new Board members who would clearly qualify as "independent" under the new corporate governance standards, including at least one director who would clearly meet the Securities and Exchange Commission's new definition of an audit committee "financial expert". The key factors that the Nominating and Corporate Governance Committee considered in identifying and recommending potential candidates included: experience as a senior officer or director of a public company, knowledge and familiarity with the oil and gas markets in which the Company competes, experience with manufacturing operations, financial and operating expertise, proximity to the Company's key officers and employees, industry reputation, and past experience with the Company and its predecessors. As a result of this process, the Nominating and Corporate Governance Committee and Board of Directors has nominated the following individuals as directors:

NAME                                                          AGE   DIRECTOR SINCE
----                                                          ---   --------------
David J. Butters............................................  62         2001
Eliot M. Fried..............................................  70         2000
Dennis R. Hendrix...........................................  62            *
Harold E. Layman............................................  56            *
Sheldon B. Lubar............................................  73         2000
Michael McShane.............................................  48         2002
Robert K. Moses, Jr. .......................................  63         2000
Joseph E. Reid..............................................  73            *
David A. Trice..............................................  54            *

     The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors.

     All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute nominee.

                  THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR
                         OF EACH NOMINEE FOR DIRECTOR.

DIRECTOR NOMINEE BIOGRAPHIES

     David J. Butters has served as our director since December 2001. Mr. Butters is a Managing Director of Lehman Brothers, Inc., an investment banking company, where he has been employed for more than the past five years. Mr. Butters is currently Chairman of the Board of Directors of GulfMark Offshore, Inc. and a director of ACOL Tankers Ltd. and Weatherford International Ltd.

     Eliot M. Fried is currently a consultant with Abner, Herrman & Brock Inc., a New York asset management firm. Retired in February 2000 as Managing Director of Lehman Brothers, Inc., New York, New York. Mr. Fried had been a member of the Lehman Brothers Investment Committee for nine years and was also a member of Lehman Brothers Commitment Committee and Fairness Opinion Committee. Mr. Fried joined Shearson Hayden Stone Inc., a predecessor firm to Lehman Brothers, Inc., in 1976 and became a

Managing Director in 1982. Mr. Fried is also a director of Axsys Technologies, Inc. and Blount International, Inc.

     Dennis R. Hendrix served as Chairman of the Board of Directors of PanEnergy Corp. until his retirement in 1997, and as PanEnergy's Chief Executive Officer from November 1990 until April 1995. Mr. Hendrix was President and Chief Executive Officer of Texas Eastern Corporation from 1986 to 1989. Mr. Hendrix serves as a director of Allied Waste Industries, Inc., International Power, PLC and Newfield Exploration Company.

     Harold E. Layman served as President and Chief Executive Officer of Blount International, Inc. from March 2001 until his retirement in August 2002. Prior to such time, Mr. Layman served as Blount's President and Chief Operating Officer from February 2000, Executive Vice President -- Finance and Operations and Chief Financial Officer from February 1997, and Senior Vice President and Chief Financial Officer from January 1993. From September 1988 until joining Blount in 1993, Mr. Layman served as Senior Vice President-Finance and Administration of VME Group, N.V., The Hague, Netherlands. Mr. Layman remains a director of Blount. Mr. Layman currently serves as a director of Blount, Von Hoffmann Holdings Inc. and Graftech International Ltd.

     Sheldon B. Lubar has served as our director since April 2000. Mr. Lubar has been the Chairman of Lubar & Co., a private investment company, for more than the past five years. Mr. Lubar is a director of C2, Inc., MGIC Investment Corporation and Crosstex Energy Services L.P. He also serves on the board of Weatherford International Ltd.

     Michael McShane has served as a director and as our President and Chief Executive Officer since June 2002. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President -- Finance and Chief Financial Officer and director of BJ Services Company from 1998, and Vice President -- Finance and Chief Financial Officer from 1990 to 1998. Mr. McShane joined BJ Services Company in 1987 from Reed Tool Company, where he was employed for seven years. At Reed Tool Company, he held various financial management positions.

     Robert K. Moses, Jr. has served as our director since April 2000. Mr. Moses has been a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas, for more than the past five years. He served as Chairman of the Board of Weatherford Enterra, a predecessor to Weatherford, from May 1989 to December 1992. He also serves on the board of Weatherford International Ltd.

     Joseph E. Reid has been involved in the oil and gas business since 1956. From 1984 to 1986, he served as President and Chief Executive Officer of Meridian Oil, Inc. and from 1978 to 1982 as President and Chief Executive Officer of Superior Oil Company. Since 1986, Mr. Reid has been an oil and gas consultant. Mr. Reid also serves as a director of Western Gas Resources, Inc. and as an advisory director of Texas State Bank, Riverway. Mr. Reid received his M.B.A. from Harvard Graduate School of Business and his Bachelor of Science Degree from Louisiana State University.

     David A. Trice has served as President and Chief Executive Officer of Newfield Exploration Company since February 2000. Prior to such time, Mr. Trice served as Newfield's President and Chief Operating Officer from May 1999, and its Vice President -- Finance and International from July 1997. Prior to joining Newfield, Mr. Trice served as President and Chief Executive Officer and as a director of the Huffco Group from 1991 to July 1997. Mr. Trice is a director of Newfield and Hornbeck Offshore Services, Inc.

OUTGOING DIRECTORS NOT STANDING FOR RE-ELECTION

     As a result of the Nominating and Corporate Governance Committee recommendations, two of the Company's directors volunteered to step down from the Company's Board following the Annual Meeting.

     Bernard J. Duroc-Danner has served as our Chairman of the Board since April 2000. Mr. Duroc-Danner is the President, Chief Executive Officer, and Chairman of the Board of Directors of Weatherford International Ltd. Mr. Duroc-Danner has served as President and CEO of Weatherford International Ltd. (formerly EVI, Inc.) since May 1990. Mr. Duroc-Danner holds a Ph.D. in economics from Wharton (University of Pennsylvania). In prior years, Mr. Duroc-Danner held positions with Arthur D. Little and

Mobil Oil Inc. Mr. Duroc-Danner is a director of Parker Drilling Company, CalDive International, Inc., and Universal Compression Holdings, Inc.

     Robert A. Rayne has served as our director since April 2000. Mr. Rayne has been an Executive Director of London Merchant Securities plc, a United Kingdom-listed public limited company, for more than the past five years. He also serves on the board of Weatherford International Ltd.

                COMMITTEES AND MEETINGS OF THE BOARD COMMITTEES

     The Board of Directors has created the following committees:

     - Audit

     - Compensation

     - Executive

     - Nominating and Corporate Governance

NUMBER OF MEETINGS

     During 2002, the Board of Directors met six times, the Compensation Committee met three times, the Audit Committee met six times, and the Executive Committee met zero times. As the Nominating and Corporate Governance Committee was not formed until December 2002, it did not meet during 2002. All of the directors attended at least 75% of all Board of Directors and Committee meetings during 2002.

AUDIT COMMITTEE

     Messrs. Rayne (Chair), Fried and Lubar are the current members of the Audit Committee. The primary function of the Audit Committee is to serve as an independent and objective party that assists the Board in fulfilling its oversight responsibilities of the following matters:

     - the integrity of the Company's financial reports;

     - compliance with legal and regulatory requirements;

     - assess the Company's independent auditors qualifications and independence; and

     - assess the performance of the Company's internal audit function.

     A copy of our audit committee charter is included as Appendix A to this Proxy Statement. The 2002 Report of our Audit Committee begins on page 14 of this Proxy Statement.

COMPENSATION COMMITTEE

     Messrs. Lubar (Chair), Moses and Rayne are the current members of the Compensation Committee. The primary functions of the Compensation Committee are:

     - approving the compensation to be paid to the directors, officers and key employees; and

     - administering the compensation plans for the executive officers.

     The 2002 Report of our Compensation Committee begins on page 17 of this Proxy Statement.

EXECUTIVE COMMITTEE

     Messrs. Duroc-Danner (Chair), Butters and McShane are the current members of the Executive Committee. The primary function of the Executive Committee is to act on behalf of the Board of Directors between regularly scheduled meetings of the Board. The Executive Committee did not meet or take any action during 2002.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     In December 2002, the Board of Directors formed the Nominating and Corporate Governance Committee in order to begin the process of identifying and selecting potential Board of Director candidates. Messrs. Fried (Chair), Butters and Moses are the current members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee did not meet or take any action during 2002. The primary functions of the Nominating and Corporate Governance Committee are to:

     - identify individuals qualified to become Board members;

     - select or recommend to the Board nominees for the next annual meeting of stockholders; and

     - develop and recommend to the Board a set of corporate governance principles applicable to the Company.

                               BOARD COMPENSATION

DIRECTORS' FEES

     The directors who are not employees are paid the following fees:

     - $1,000 for each Board and Committee meeting attended;

     - $1,500 for the Committee Chairman for each Committee meeting attended;
       and

     - $7,000 for each quarter of the year in which the person serves as a director.

DEFERRAL PLAN FOR OUTSIDE DIRECTORS

     Under our Non-employee Director Deferred Compensation Plan, each non-employee director may elect to defer up to 7.5% of any fees paid by us. The deferred fees are converted into non-monetary units representing shares of common stock that could have been purchased with the deferred fees based on the market price of the common stock at the time of the deferral. If a non-employee director elects to defer at least 5% of his fees, we will make an additional contribution to the director's account equal to the sum of (1) 7.5% of the director's fees plus (2) the amount of fees deferred by the director. Our directors may generally determine when the funds will be distributed from the plan. The amount of the distribution will be equal to the number of shares in the director's account multiplied by the market price of the common stock at the time of distribution. Distributions are required to be made in shares of our common stock. During 2002, we contributed $6,150, $5,850, $6,375, $5,400 and $6,750 to the accounts of Messrs. Butters, Fried, Lubar, Moses and Rayne, respectively, which represented 555, 513, 569, 474 and 598 shares allocated to their respective accounts.

STOCK OPTION GRANTS AND PLANS

     Each of our non-employee directors participate in the Company's 2000 Non-Employee Stock Option Plan. Our non-employee director stock option plan is designed to encourage our non-employee directors to obtain an equity interest in Grant Prideco. A total of 780,000 shares of Grant Prideco common stock may be subject to options under the plan. We believe that stock ownership in Grant Prideco motivates our directors to work toward our long-term growth and development. Under the plan, we granted to our non-employee directors at the time of their initial appointment to our Board of Directors options to purchase 60,000 shares at exercise prices equal to the market price of our common stock on the date of grant. In addition, the plan provides that on every third annual meeting of our stockholders, each person who is then a non-employee director will be granted options or warrants to purchase 60,000 shares of our common stock at exercise prices equal to the market price of our common stock on the date of the grant. The options granted under the plan generally are subject to three-year cliff-vesting so that a non-employee director generally will not be entitled to the options if he or she elects to leave. However, the options will be immediately exercisable if the non-employee director dies or becomes disabled or if there is a change in control of Grant Prideco while he or she is still a director. The options also will be exercisable in part if the non-employee director retires from Grant Prideco in good standing. We believe that this type of vesting schedule provides strong incentives for creating long-term value for Grant Prideco.

                          EMPLOYEE STOCK PURCHASE PLAN

                            ITEM NO. 2 ON PROXY CARD

     On December 18, 2002, the Board of Directors adopted The Grant Prideco, Inc. Employee Stock Purchase Plan (the "Plan") and reserved 1,200,000 shares of common stock for issuance thereunder, subject to stockholder approval. At the Annual Meeting, you are being asked to approve the Plan and the reservation of shares thereunder. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required to approve adoption of the Plan. Accordingly, broker non-votes will not affect the outcome of the vote on this proposal.

SUMMARY OF THE PLAN

     The full text of the Plan is set forth as Appendix B hereto, and you are urged to refer to it for a complete description of the proposed Plan. The summary of the principal features of the Plan that follows is qualified entirely by such reference.

  General

     The purpose of the Plan is to provide employees of the Company and its affiliates with an opportunity to purchase Common Stock through payroll deductions. A total of 1,200,000 shares of Common Stock are reserved for issuance pursuant to the Plan. Assuming approval by the Company's stockholders at the Annual meeting, the Plan will become effective July 1, 2003.

  Administration

     The Plan will be administered by the Compensation Committee of the Board of Directors. All questions of interpretation or application of the Plan determined by the Committee, and its decisions are final, conclusive and binding upon all participants.

  Eligibility

     Each employee of the Company and its affiliates are eligible to participate in the Plan if such employee's customary employment with the Company is more than 20 hours per week and more than five months during any calendar year. However, no employee shall be granted a right under the Plan (i) to the extent that, immediately after the grant, such employee would own 5% or more of either the voting power of the stock of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company accrue at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock for each calendar year.

  Participation in an Offering

     The Plan is implemented by offering periods lasting for one year (an "Offering Period"), with a new Offering Period commencing every twelve months. The first Offering Period under the Plan will commence on July 1, 2003; however, the Committee has the right to change this designation at any time so long as the Offering Period does not extend beyond 27 months. To participate in the Plan, each eligible employee must authorize payroll deductions pursuant to the Plan. Once an employee becomes a participant in the Plan, the employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Plan or the employee's employment with the Company terminates. At the beginning of each Offering Period, each participant is automatically granted rights to purchase shares of common stock. The right expires at the end of the Offering Period, whichever is earlier, but is exercised at the end of each Offering Period to the extent of the payroll deductions accumulated during such Offering Period.

  Purchase Price, Shares Purchased

     Shares of common stock may be purchased under the Plan at a price not less than 85% of the fair market value of the lesser of (a) the fair market value of the common stock on the first day of the offering period or (b) the fair market value of the common stock on the last day of the offering period. The "fair market value" of the common stock on any relevant date will be the mean of the last reported sale price for a share of common stock as reported by the New York Stock Exchange. The number of shares of common stock a participant purchases in each Offering Period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that Offering Period by the purchase price.

  Termination of Employment

     The termination of a participant's employment for any reason, except death, disability or retirement, cancels his or her participation in the Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to him or her. The termination of a participant's employment due to death or retirement cancels his or her participation unless such termination occurs within three months prior to the last day of the Offering Period. In the event of termination of a participant's employment due to disability or retirement within three months of the last day of an Offering Period or due to death at any time, the participant (or his or her estate) may elect to withdraw all funds in the Plan or maintain the funds in the Plan and elect to purchase shares of Common Stock at the expiration of the offering period.

  Adjustment Upon Change in Capitalization

     In the event that the common stock is changed by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other change in the capital structure of the Company, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to rights outstanding under the Plan, and the exercise price of any such outstanding rights. Any such adjustment shall be made by the Committee, whose determination shall be conclusive.

  Amendment and Termination of the Plan

     The Committee may terminate or amend the Plan at any time. The Plan may be terminated by the Committee at the end of any Offering Period if the Committee determines that termination of the Plan is in the best interests of the Company and its stockholders. No amendment shall be effective unless it is approved by the Company's stockholders, if such amendment would require stockholder approval in order to comply with section 423 of the Internal Revenue Code (the "Code").

  Withdrawal

     Generally, a participant may withdraw from an Offering Period at any time without affecting his or her eligibility to participate in future Offering Periods. However, once a participant withdraws from a particular Offering Period, that participant may not participate again in the same Offering Period.

  New Plan Benefits

     Because levels of participation, rates of deferral and the eventual purchase price are not presently known, the future benefits to be distributed under the Plan are not determinable at this time.

  Federal Tax Information

     The Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares of common stock purchased under the Plan are sold or otherwise disposed. Upon the sale or other disposition of the shares, the participant will generally be subject to the tax. The amount of the tax will depend upon how long the participant holds the common stock. If the participant sells or otherwise disposes of the shares more than two years from the first day of the Offering Period and more than one year from the date of the transfer of the common stock to him or her, then he or she will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the Offering Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company and affiliates are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

     The foregoing is only a summary of the effect of federal income taxation upon the participant, the Company and affiliates and with respect to the shares purchased under the Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF THE PLAN

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2002, with respect to shares of Grant Prideco common stock that may be issued under our existing equity compensation plans, including our 2000 Employee Stock Option Plan, 2001 Stock Option Plan, and 2000 Non-Employee Director Stock Option Plan and other options granted to directors.

     The table does not include information with respect to shares subject to outstanding options granted pursuant to the terms of the Company's spinoff in 2000 from Weatherford International, Inc. or shares subject to our Executive Deferred Compensation Plans (see footnote 3 below). The table also does not include information about the proposed Employee Stock Purchase Plan, which is being submitted for stockholder approval at the Annual Meeting.

                                                             B                          C
                                      A                                   NUMBER OF SECURITIES REMAINING
                             NUMBER OF SECURITIES                         AVAILABLE FOR FUTURE ISSUANCE
                              TO BE ISSUED UPON      WEIGHTED AVERAGE       UNDER EQUITY COMPENSATION
                                 EXERCISE OF         EXERCISE PRICE OF     PLANS (EXCLUDING SECURITIES
PLAN CATEGORY                OUTSTANDING OPTIONS    OUTSTANDING OPTIONS       REFLECTED IN COLUMN A
-------------                --------------------   -------------------   ------------------------------
Equity Compensation Plans
  Approved by
  Stockholders(1)..........        4,912,500              $16.00                     5,867,500
Equity Compensation Plans
  Not Approved by
  Stockholders(2)..........        4,744,900                8.13                       435,100
Total......................

---------------

(1) Consists of the 2000 Stock Option Plan and Non-Employee Director Stock Option Plan. Column B Excludes the effect of 750,000 shares of restricted stock that have been granted pursuant to the 2000 Plan.

(2) Consists of the 2001 Stock Option Plan and options to purchase 240,000 shares granted to directors.

(3) Pursuant to the terms and conditions of our spinoff from Weatherford in April 2000, options to purchase shares of Common Stock were granted to certain Weatherford employees who held options to purchase Weatherford common stock. Such replacement options were required to be issued due to the change in capitalization caused by the dividend of Grant Prideco common stock in connection with the spinoff. Options to purchase 157,880 shares at a weighted average stock price of $14.20 per share are held by the Weatherford employees as of December 31, 2002.

                              STOCKHOLDER PROPOSAL

                            ITEM NO. 3 ON PROXY CARD

     Calvert Social Index Fund, holds 580 shares of Common Stock as of the close of business on January 15, 2003. This stockholder is located at 4550 Montgomery Avenue, Bethesda, Maryland 20814, and has given formal notice that it will introduce a resolution at the Annual Meeting. Neither the Company nor its Board of Directors is responsible for such proposal, which provides as follows:

     WHEREAS:

     We believe that board diversity is not a social imperative, but a strategic one. Diversified boards promote better understanding of the market place and this understanding can lead to increased revenues and profitability.

     We believe board diversity enhances stockholder value. A growing body of academic research shows that there is a significant positive relationship between the percentage of women or minorities on boards and firm value. This is a view strongly supported by Connecticut State Treasurer Denise L. Nappier, principal fiduciary of the $18 billion Connecticut Retirement Plans and Trust Fund, who believes that "Stockholder value and corporate bottom lines are enhanced by an independent and diverse board."

     We believe diversity provides for more effective problem solving and decision making and even high caliber boards can suffer from "group think" if not infused with different perspectives.

     We believe that boards that look more like the workforce can help dispel negative stereotypes and catalyze efforts to recruit, retain, and promote the best people including women and minorities.

     We believe board diversity is a growing focal point for social investors, who now account for one in eight dollars invested. Increasingly, all-white all-male boards are viewed negatively by these investors, which may diminish your attractiveness to an important investor community. For example, TIAA-CREF, an institutional investor with over $270 billion in assets under management has issued a set of corporate governance guidelines which include a call for "diversity of directors by experience, sex and race;"

     We believe that the Board of Directors or its Nominating Committee should take every reasonable step to ensure that women and minorities are a routine part of every board search the Company undertakes.

     BE IT RESOLVED:

     That the Board of Directors, or its Nominating Committee, in its search for suitable board candidates, makes a greater effort to search for qualified women and minority candidates for nomination to the Board of Directors. To that end, we request that the Company provide to stockholders, at reasonable expense, four months from the date of the 2003 Annual Meeting, a report which includes a description of:

          1. The Company's efforts to encourage diversified representation on the Board.

          2. A description of the criteria for selecting Board candidates.

          3. A description of the process used to select Board nominees.

          4. A description of the process used to select the Board's Nominating Committee members.

     The affirmative vote of a majority of the votes cast at the Annual Meeting will be required to approve adoption of the stockholder proposal. Accordingly, broker non-votes will not affect the outcome of the vote on this proposal.

THE COMPANY'S STATEMENT IN OPPOSITION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

     The Company agrees that the composition of the Board of Directors is an important issue since the Board, among other things, sets the strategic direction of Grant Prideco, selects and provides guidance to management personnel, and makes key decisions affecting the future of Grant Prideco's business. However, the stockholder proposal seeks to commit the Company to a series of steps presumably to further a social agenda. The Company strongly disagrees with the proposition that a single social agenda should be so heavily weighted in determining Board of Director composition.

     The Board of Directors believes that the primary criteria for selecting a Board member is the individual's ability to assist the Company in its mission of making a profit for the stockholders. The Company chooses its nominees for Board membership with this consideration in mind by selecting what it considers the most qualified individuals available regardless of their race, gender, or national origin. The Company's criteria for board membership are numerous. They include but are not limited to: (1) experience as a senior executive officer or director of a publicly traded company; (2) experience with financial markets and financial statement analysis, (3) experience in the oil and gas industry, (4) experience with manufacturing operations, (5) experience with international operations, (6) proximity to the Company's operations, (7) industry reputation and (8) commitment to the Company. Each Director is evaluated based upon the totality of their experience and credentials, and no single criteria is determinative or required.

     In summary, there are numerous highly relevant factors that contribute to a candidate being a suitable director for an international oil services company the size of Grant Prideco. Committing the Company to a selection policy based primarily on a social-issues agenda to the detriment of the many other highly relevant and strategic considerations is not in the best interests of the Company's stockholders.

              STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     This table shows the number and percentage of shares of common stock beneficially owned by our directors, individuals named in our summary compensation table on page 20 of this Proxy Statement, and officers and directors as a group as of March 15, 2003. Each person has sole voting and investment power for the shares shown below, unless otherwise noted.

      AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED AS OF MARCH 15, 2003

                                                       NUMBER OF      RIGHT TO        PERCENT OF
NAME                                                  SHARES OWNED   ACQUIRE(1)   OUTSTANDING SHARES
----                                                  ------------   ----------   ------------------
Bernard J. Duroc-Danner............................      260,206       275,000             *
Michael McShane....................................      500,000            --             *
David L. Butters(2)................................      101,250        10,000             *
Eliot M. Fried.....................................       40,000        60,000             *
Dennis R. Hendrix..................................        9,200            --             *
Harold E. Layman...................................           --            --             *
Sheldon B. Lubar(3)................................      475,608        90,000             *
Robert K. Moses, Jr................................      381,633        70,000             *
Robert A. Rayne(4).................................          279        80,000             *
Curtis D. Burton...................................           --            --             *
William G. Chunn(5)................................       56,010        69,607             *
Dan M. Latham......................................           --        69,607             *
Louis A. Raspino...................................        2,000            --             *
Joseph E. Reid.....................................           --            --             *
David A. Trice.....................................           --            --             *
Curtis W. Huff.....................................       63,500     1,390,000             1%
All officers and directors as a group (16
  persons).........................................    1,891,686       835,584           2.3%

---------------

 *  Less than 1%.

(1) Shares of common stock that can be acquired through stock options exercisable through May 15, 2003. Excludes options not vested prior to May 15, 2003 and rights under deferred compensation arrangements.

(2) Includes 26,772 shares held by his wife, for which he disclaims beneficial ownership, and 28,776 shares held in trusts for his children for which Mr. Butters is the custodian, having voting and dispositive power. Reportings do not include holdings by Lehman Brothers for which Mr. Butters does not have a beneficial interest.

(3) Includes 230,115 shares held by his wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership, and 15,379 shares held in trusts for his grandchildren, of which he is the trustee and has voting and dispositive power.

(4) Excludes 540,000 shares beneficially owned by London Merchant Securities plc, of which Mr. Rayne serves as Executive Director. Mr. Rayne disclaims beneficial ownership of all of these shares.

(5) Includes 17,205 shares held through Mr. Chunn's 401(k) account.

                       STOCK OWNED BY BENEFICIAL HOLDERS

     This table shows information for each person known by us to beneficially own 5% or more of the outstanding shares of common stock as of March 15, 2003.

                                                                           PERCENT OF
NAME AND ADDRESS OF                                           NUMBER OF    OUTSTANDING
BENEFICIAL OWNER                                              SHARES(1)      SHARES
-------------------                                           ----------   -----------
Citigroup Inc.(2)...........................................  15,686,923     12.92%
  399 Park Avenue
  New York, New York 10043
FMR Corp. (3)...............................................  12,524,534     10.31%
  82 Devonshire Street
  Boston, Massachusetts 02109
Schlumberger Limited(4).....................................   9,731,834      8.02%
  153 East 53rd Street, 57th Floor
  New York, New York 10022-4624
Mellon Financial Corporation(5).............................   6,913,428      5.70%
  One Mellon Center
  Pittsburgh, Pennsylvania 15258

---------------

(1) This information is based on information furnished by each stockholder or contained in filings made with the Securities and Exchange Commission. The person listed has sole voting and dispositive power for its shares of common stock, unless otherwise noted.

(2) Salomon Smith Barney Holdings, Inc. (SSB Holdings), a wholly owned subsidiary of Citicorp, is the beneficial owner of 15,447,232 shares as a result of its ownership of various subsidiaries. SSB Holdings address is 388 Greenwich Street, New York, New York 10013.

(3) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR") and an investment adviser, is the beneficial owner of 10,303,175 shares as a result of acting as investment adviser to various registered investment companies (the "Funds"). Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR, is the beneficial owner of 1,426,780 shares as a result of serving as investment manager of various institutional accounts. Edward C. Johnson 3d, FMR's Chairman and principal stockholder, FMR, through its control of FMTC, each has sole power to dispose of 1,426,780 shares and sole power to vote or direct the voting of 1,345,080 shares and no power to vote or direct the voting of 81,700 shares owned by the institutional accounts. The Funds' Board of Trustees has sole power to vote all shares owned by the Funds. Fidelity carries out the voting of the Funds' shares under written guidelines established by the Funds' Board of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson owns 12.0% and Abigail P. Johnson, Mr. Johnson's wife and a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Through their ownership of voting common stock and the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

(4) Represents shares owned by its wholly-owned subsidiary, Schlumberger Technology Corporation.

(5) All of the securities are beneficially owned by Mellon Financial Corporation and direct or indirectly owned subsidiaries in the various fiduciary capacities. As a result, another entity in every instance is entitled to dividends or proceeds of sale.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report.

     We have reviewed and discussed the Company's audited financial statements for the year ended December 31, 2002 with management and have discussed with Ernst & Young LLP, independent public accountants, our independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended with respect to those statements.

     We have received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Ernst & Young its independence in connection with its audit of our most recent financial statements.

     Based on this review and these discussions, we recommended to the Board of Directors that these audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

     We also reviewed with Ernst & Young and our management the various fees that we have paid to Ernst & Young during 2001 and 2002 for services they rendered in connection with our annual audits, audit related fees, tax fees and other fees. In general, audit fees paid to Ernst & Young increased during 2002 due to the significant services they provided in connection with the transactions we completed in order to finance the ReedHycalog acquisition. Ernst & Young also provided significant audit services in connection with our Chinese joint venture, in which we acquired a controlling interest during 2002. Audit related expenses increased during 2002 due to significant due diligence support services that Ernst & Young provided in connection with various proposed and completed acquisitions, in particular our ReedHycalog and Chinese acquisitions. Fees paid to Ernst & Young during 2002 for tax services increased primarily due to services provided relating to property taxes and various international tax issues.

     The following is a summary of the fees paid to Ernst & Young for year-end audit work and other services performed during 2002:

                                      FISCAL YEAR ENDED   FISCAL YEAR ENDED
                                      DECEMBER 31, 2001   DECEMBER 31, 2002
                                      -----------------   -----------------
Audit Fees..........................      $218,204            $490,279
Audit Related Fees..................        26,696             220,796
Tax Fees............................        31,031             126,088
All Other Fees......................         2,011              46,584
                                          --------            --------
          Total Fees................      $277,942            $883,747
                                          ========            ========

     We have considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining auditor independence.

     The Board of Directors has adopted a written charter for the Audit Committee which is updated from time to time. A copy of this charter is attached to this proxy statement as Appendix A.

                           Robert A. Rayne (Chairman)
                                 Eliot M. Fried
                                Sheldon B. Lubar

                               EXECUTIVE OFFICERS

     In addition to Messrs. Duroc-Danner and McShane, whose biographies are shown on pages 4 and 5, the following persons are our executive and other officers. None of our officers or directors have any family relationships with each other.

NAME                                    AGE                  POSITION
----                                    ---                  --------
Bernard J. Duroc-Danner...............  49    Chairman of the Board
Michael McShane.......................  48    President and Chief Executive Officer
Warren S. Avery.......................  57    Vice President -- Human Resources
John R. Beltz.........................  50    Vice President -- Corporate Marketing
                                              Communications
Greg L. Boane.........................  39    Corporate Controller
Curtis D. Burton......................  47    President -- Marine Products and
                                              Services Division
Philip A. Choyce......................  36    Vice President, General Counsel and
                                              Secretary
William G. Chunn......................  69    Executive Vice President of Operations
Marshall E. Danby.....................  58    President -- Tubular Technology
                                              Services Division
John D. Deane.........................  51    President -- ReedHycalog
Dan M. Latham.........................  51    President -- Drilling Products
                                              Division
Louis A. Raspino......................  49    Senior Vice President, Chief Financial
                                              Officer and Treasurer

     Warren S. Avery has served as Vice President -- Human Resources since October 1999. Prior to such time, Mr. Avery served as Vice President of Human Resources for Dailey International beginning in February 1998. Dailey was purchased by Weatherford International in connection with Dailey's Chapter 11 Reorganization in 1999. Prior to joining Dailey International, Mr. Avery held senior human resource positions at Baker Hughes, Global Marine and Dresser Industries.

     John R. Beltz, Jr. has served as our Vice President -- Corporate Marketing Communications since May 2002. Prior to such time, Mr. Beltz was Senior Vice President of Pierpont Communications, Inc. from September 2000 to February 2002. Prior to joining Pierpont, Mr. Beltz served as Vice President of Bates Churchill from September 1998 to September 2000. Prior to joining Bates Churchill in 1998, Mr. Beltz was employed by FMC Corporation for more than 20 years, most recently as Manager of Marketing Services.

     Greg L. Boane has served as our Corporate Controller since 1999. Prior to joining us, Mr. Boane was Corporate Controller for Noble Drilling Services, Inc. from November 1996 to October 1999. Prior to joining Noble Drilling Services, Inc., Mr. Boane worked for McDonald's Corporation as a Regional Controller and EVI, Inc. as Assistant Corporate Controller. Mr. Boane has a B.B.A. in Finance from Texas A&M University and is a Certified Public Accountant.

     Curtis D. Burton has served as our President -- Marine Products and Services Division since October 2001. Prior to joining us, Mr. Burton was President of Total Offshore Production Systems (TOPS), a wholly owned subsidiary of R&B Falcon, and Vice President of Reading & Bates Development Co., R&B Falcon's equity ownership division. Prior to joining TOPS, Mr. Burton worked for Texaco, where he co-founded DeepSTAR. Mr. Burton has a B.S. in Mechanical Engineering from the University of Texas at Austin.

     Philip A. Choyce has served as our Vice President, General Counsel and Secretary since January 1, 2001. From December 1999 until January 1, 2001, Mr. Choyce served as our Vice President and Associate General Counsel. Prior to joining us, Mr. Choyce was a senior associate with Fulbright & Jaworski L.L.P.'s corporate law practice in Houston, Texas. Prior to joining Fulbright & Jaworski L.L.P., Mr. Choyce was a certified public accountant with Ernst & Young LLP in Houston, Texas. Mr. Choyce has a B.B.A. in Accounting from Texas A&M University and a J.D. from the University of Texas at Austin.

     William G. Chunn has served as our Corporate Executive Vice President since October 2001. From 1995 until October 2001, Mr. Chunn served as our Executive Vice President -- Operations. Mr. Chunn served as President, Chief Executive Officer, and Director of Prideco beginning in 1985 until our merger with them in 1995. Mr. Chunn has held senior executive positions in the drill stem industry for over 30 years.

     Marshall E. Danby has served as President -- Tubular Technology and Services Division since October 2001. From November 2000 until such time, Mr. Danby served as the President of Drill Tube International, a subsidiary of Grant Prideco. Prior to joining us in November 2000, Mr. Danby served as Director of Services for Hunting Oilfield Services from 1999 until November 2000 and President of Hunting-PetroTube from 1996 until 1999. Mr. Danby has a B.S. from Oregon State University.

     John D. Deane has served as President-ReedHycalog since our acquisition of the ReedHycalog drill bits business from Schlumberger Technology Corporation in December 2002. From 1999 until his retirement from Schlumberger in January 2002, Mr. Deane served as Schlumberger's Vice President of Drilling Technology. From 1996 until the merger of Camco International into Schlumberger in 1999, Mr. Deane served as Camco's President of Hycalog. Prior to such time, Mr. Deane served in various positions of increasing responsibility within ReedHycalog.

     Louis A. Raspino was named Senior Vice President, Chief Financial Officer and Treasurer in December 2002. Prior to such appointment, Mr. Raspino served as our Vice President, Chief Financial Officer and Treasurer beginning in July 2001. From December 2000 until April 2001, Mr. Raspino was employed as Senior Vice President, Chief Financial Officer and Chief Operating Officer of JRL Enterprises, Inc. From February 1999 until December 2000, Mr. Raspino served as Vice President of Finance for Halliburton Company. From October 1997 until July 1998, Mr. Raspino was a Senior Vice President at Burlington Resources, Inc. From 1978 until its merger with Burlington Resources, Inc. in 1997, Mr. Raspino held a variety of increasingly responsible positions at Louisiana Land and Exploration Company, most recently as Senior Vice President, Finance and Administration and Chief Financial Officer. Mr. Raspino is a certified public accountant with a B.S. from Louisiana State University -- New Orleans and an M.B.A. from Loyola University.

     Dan M. Latham has served as President-Drilling Products Division since October 2001. Prior to such time, Mr. Latham served as our Vice President Sales and Marketing, a position he held since 1990. Prior to joining us, Mr. Latham held a number of progressively responsible management positions at Shell Oil Company and Baker Hughes.

                             EXECUTIVE COMPENSATION

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is pleased to present this report on the compensation policies for our executive officers for 2002. This report sets forth the major components of executive compensation and the basis by which 2002 compensation determinations were made by the Compensation Committee for the executive officers.

COMPENSATION POLICY AND GUIDELINES

     The goal of our compensation policy and practices is to provide a competitive compensation package designed to attract and retain key executive officers and to offer compensation programs that align executive remuneration levels with the interests of stockholders and with the Company's overall performance. We expect our compensation programs to stress stock-based compensation as a means of providing incentives to executive officers to achieve growth in the value of our common stock. With this objective in mind, our executive compensation program includes a combination of reasonable base salaries and various long and short-term incentive programs linked to the Company's financial and stock performance. In making compensation decisions, we typically take into account the cyclical nature of the industry and the Company's progress toward achieving strategic objectives as well as the executive's performance and responsibilities.

COMPENSATION PROGRAM COMPONENTS

     Our compensation programs are generally administered by or under the direction of the Compensation Committee and are reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable in light of the Company's overall performance. Our stock-based compensation decisions for the executive officers also are approved by the Compensation Committee.

     The Compensation Committee is charged with reviewing and recommending the specific base and bonus compensation of the President and Chief Executive Officer, Mr. McShane, as well as the Company's other executive officers.

     Decisions on stock options and other long-term incentive plans are made by the Compensation Committee after consideration of the Company's results and discussion with and recommendations from Mr. McShane as to the executive officers under his supervision. The particular elements of the compensation programs for Mr. McShane and other executive officers are explained in more detail below.

  Base Salary

     During 2002, the Compensation Committee made base salary determinations in connection with the hiring of Mr. McShane in June 2002 and reviewed the recommendations of Mr. McShane for salary adjustments with respect to our other executive officers. Base salary adjustments in 2002 were based primarily on market factors, including the market for similar executives, the operations under each executive's supervision for which he was specifically accountable, and the desire by us to recruit and retain these key executive officers. Our analysis also included comparisons with companies in the same industry and of similar size and complexity as the Company, including a number of companies in the Philadelphia Oilfield Service Index ("OSX"), which is part of our performance graph on page 25. Generally speaking, we adjusted executive salaries only to the extent necessary so that each executive's base salaries represented the median level for comparable companies and peer groups.

  Bonus Compensation

     We provide annual performance compensation to the executive officers in the form of cash bonuses relating to financial and operational achievements. During 2002, the Company's annual performance measures were established jointly by the Committee and management. For 2002, bonus targets for the Company's Chief Executive Officer and its other executive officers were based primarily on earnings per share objectives, and to a lesser extent, a discretionary component based upon a subjective determination of executive performance.

Objectives were established at two levels: entry level and expected value (target level), and were based upon applicable division or corporate-wide performance determined by each executive officer's position and responsibilities. During 2002, two of the Company's operating divisions met or approximated target operating levels, and bonuses were paid to the applicable Division Presidents in accordance with such performance and the targeted objectives. However, during fiscal 2002, the Company's overall earnings per share fell short of the corporate-wide entry level objective for earnings per share. As a result, bonuses tied to overall corporate earnings goals were not paid during the year. The Committee did elect to pay to executive officers, including Mr. McShane, a portion of the discretionary component of their potential bonus. In making this subjective determination, the Committee considered the various non-financial improvements and strategic initiatives completed during the year.

  Deferred Compensation Plan

     We maintain an executive deferred compensation plan that provides our key employees with long-term incentive compensation through benefits that are directly linked to future increases in the value of the common stock and that may only be realized upon the employee's retirement, termination or death. Under this plan, eligible employees receive a tax deferred contribution under the plan equal to 7.5% of their annual compensation through a credit to an account that is converted into non-monetary units representing the number of shares of common stock that the contributed funds could purchase in the market at the time of the contribution. In addition, in an effort to provide incentive to the participants to invest in the common stock a portion of the compensation that they would otherwise receive from the Company, the participating employees are offered the opportunity to defer up to 7.5% of their compensation to their account under this plan, in which case we will make a matching contribution equal to the amount of the deferral by the employee. Mr. McShane and our other executive officers have all elected to defer 7.5% of their compensation under this plan. This plan provides for a five-year vesting period with respect to the Company's contributions and the ultimate value of benefits under the plan to the participant are wholly dependent upon the price of the common stock at the time the employee retires, program and provides and serves the purpose of aligning management's interest with those of the Company's stockholders.

  Stock Option and Restricted Stock Awards

     The use of stock options is considered to be an important incentive to our executive officers for working toward the Company's long-term growth. We believe that options provide our officers with a benefit that will increase only to the extent that the value of the common stock increases. Accordingly, we have from time to time granted to the executive officers options to purchase shares of common stock. The number of shares granted is determined based on the level and contribution of the officer and has generally taken into account stock ownership and other options held by the officer. Stock options are generally subject to vesting over a number of years and have exercise prices equal to the market price of the common stock at the date of grant. In 2002, we granted stock options and restricted stock to Mr. McShane in connection with hiring him as our Chief Executive Officer in June 2002. These grants are subject to three year cliff-vesting so that Mr. McShane will not be entitled to the options if he elects to leave and their value is substantially determined by his contributions to the Company's long-term prospects and results of operations. We believe that this type of vesting provides strong incentives for creating long-term value for the Company and insures that our officers have a long-term commitment and focus to the Company's operations.

DISCUSSION OF 2002 COMPENSATION FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     In June 2002, Mr. McShane was hired as the Company's President and Chief Executive Officer. At the time of Mr. McShane's hiring, it was the Compensation Committee's and the Board of Director's assessment that the Company needed new leadership in order to bring the Company's growth strategy in line with the Board of Director's strategic objectives. In connection with his hiring, we agreed to pay Mr. McShane an annual salary of $450,000 and granted him options to purchase 250,000 shares of common stock and 500,000 shares of restricted stock, which do not vest for three years. This compensation was viewed to be within the range of other similarly situated executives for companies of our size. In addition, in connection with our review of executive officer salaries during the year, we increased Mr. McShane's salary to 475,000.

     The other principal terms of Mr. McShane employment, including supplemental retirements benefits, are more fully described beginning on page 22 of this Proxy Statement. Such employment terms were based upon our assessment of Mr. McShane's credentials and our intent to make his compensation competitive based upon his experience and accomplishments.

COMPENSATION DEDUCTION LIMITATIONS

     Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to our five highest paid executives. Excluded from the limitation is compensation that is "performance based". For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by the Company's stockholders. We believe that maintaining the discretion to evaluate the performance of our management is an important part of our responsibilities and benefits the Company's stockholders. We intend to take into account the potential application of Section 162(m) on incentive compensation awards and other compensation decisions.

SUMMARY

     We believe that the executive compensation program followed by us in 2002 was consistent with the compensation programs provided by other companies that are comparable in size and complexity to the Company and with which the Company competes, including many of the companies in the OSX. We further believe that the compensation program is necessary to retain the services of officers and employees who are essential to the continued success and development of the Company and to compensate those officers and employees for their efforts and achievements. The Board and Compensation Committee intend to review the compensation policies on an ongoing basis to assure that compensation paid appropriately reflects corporate and individual performance, yielding awards that are reflective of the annual financial and operational results of the Company. Finally, we believe that the deferred compensation plan and stock option program provide significant incentives to our key employees to enhance stockholder value by providing financial opportunities to them that are consistent with and dependent upon the returns that are generated on behalf of the Company's stockholders.

                          Sheldon B. Lubar (Chairman)
                              Robert K. Moses, Jr.
                                Robert A. Rayne

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Each of the members of our compensation committee also is a director of Weatherford International Ltd. and a member of Weatherford International Ltd.'s compensation committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Until April 14, 2000, we were a wholly-owned subsidiary of Weatherford International Ltd. We were spun off from Weatherford on April 14, 2000, through a distribution by Weatherford to its stockholders of all of our common stock. Weatherford no longer owns any interest in our Company; however, a majority of our current Board of Directors also constitutes a majority of Weatherford's board of directors, and the Chairman of our Board is also the Chairman of the Board of Weatherford. Assuming all of the current nominees to our Board of Directors are elected at the Annual Meeting, members of Weatherford's board will no longer constitute a majority of our Board.

     In connection with the spinoff, we entered into a preferred supplier agreement with Weatherford in which Weatherford agreed for three years to purchase at least 70% of its requirements of drill stem products from us, subject to certain exceptions. In return, we agreed to sell those products at prices not greater than that at which we sell to similarly situated customers, and we provided Weatherford a $30.0 million credit towards the purchase of those products. As of December 31, 2002, the drill pipe credit balance was $16.2 million.

                           SUMMARY COMPENSATION TABLE

     This table shows the total compensation paid for the years ended December 31, 2000, 2001 and 2002, to Messrs. McShane and Huff, the two individuals who served as our Chief Executive Officer during 2002, and our other four most highly compensated executive officers during 2002:

                                                                                      LONG-TERM
                                                  ANNUAL COMPENSATION            COMPENSATION AWARDS
                                           ----------------------------------   ----------------------
                                                                 OTHER ANNUAL   RESTRICTED                ALL OTHER
NAME AND                                    SALARY     BONUS     COMPENSATION     STOCK       OPTIONS    COMPENSATION
PRINCIPAL POSITION                  YEAR    ($)(1)     ($)(1)     ($)(2)(3)        ($)          (4)         ($)(5)
------------------                  ----   --------   --------   ------------   ----------   ---------   ------------
Michael McShane...................  2002   $239,885   $190,000     $35,048      $7,495,000     250,000         $  83
  President and                     2001         --         --          --              --          --            --
  Chief Executive Officer(5)        2000         --         --          --              --          --            --
William E. Chunn..................  2002    248,700     37,500      58,060              --          --         8,426
  Executive Vice President          2001    248,700    145,565      49,070              --     125,000         8,807
  of Operations                     2000    222,800     84,524      34,500              --     150,000         9,957
Curtis D. Burton..................  2002    237,000     78,000      38,550              --          --         1,332
  President -- Marine Products      2001     49,223     40,000          --              --     240,000            24
  and Services Division(6)          2000         --         --          --              --          --            --
Dan M. Latham.....................  2002    232,200    103,000      51,556              --          --         5,901
  President -- Drilling             2001    203,931    118,703      39,651              --     125,000         3,983
  Products and Services Division    2000    180,608     66,500      28,171              --     100,000         6,630
Louis A. Raspino..................  2002    257,200     69,000      58,558              --          --         4,129
  Senior Vice President, Chief      2001    123,654    150,000       9,014              --     375,000           190
  Financial Officer and             2000         --         --          --              --          --            --
  Treasurer
Curtis W. Huff....................  2002    195,907         --     103,846              --          --     4,406,727
  Former President and              2001    448,677    500,000      66,346              --   1,000,000         7,531
  Chief Executive Officer(7)        2000     71,538         --       7,450              --     240,000            --

---------------

(1) Salary and bonus compensation include amounts deferred by each executive officer under our Executive Deferred Compensation Stock Ownership Plan (the "Executive Deferred Plan") described in Note 2 below. The bonus amounts were earned in the year in which they are shown in the table but were paid in the first half of the following year. No compensation is shown for executive officers during years that they did not serve as executive officers of the Company.

(2) Other Annual Compensation includes (i) the vested portion of the amount contributed by us under the Executive Deferred Plan equal to 7.5% of each annual officer's compensation for each year, plus (ii) the vested portion of our matching contribution under the Executive Deferred Plan equal to 100% of the amount deferred by the officer. Each officer can defer up to 7.5% of his total salary and bonus compensation each year. Our contributions vest over a five-year period on the basis of 20% per year for each year of service by an officer with us. Under the Executive Deferred Plan, the compensation deferred by each officer and our contributions are converted into non-monetary units equal to the number of shares of common stock that could have been purchased by the amounts deferred and contributed at a market-based price. Distributions are made under the Executive Deferred Plan after an officer retires, terminates his employment or dies. The amount of the distribution under the Executive Deferred Plan is based on the number of vested units in the officer's account multiplied by the market price of the common stock at that time. Distributions under the Executive Deferred Plan are required to be made in shares of Grant Prideco common stock. Our obligations with respect to the Executive Deferred Plan are unfunded. However, we have established a grantor trust that is subject to the claims of our creditors, into which funds are deposited with an independent trustee that purchases shares of common stock for the Executive Deferred Plan. As of December 31, 2002, Messrs. McShane, Burton, Chunn, Latham and Raspino had 5,185, 6,395, 15,158, 12,982 and 8,916
     units allocated to their respective accounts.

(3) Excludes the total amount of all perquisites and other benefits that were less than the lesser of $50,000 or 10% of the total of annual salary and bonus of each executive officer.

(4) Represents matching contributions under our 401(k) Savings Plan and life insurance premiums.

(5) Mr. McShane began employment with the Company on June 25, 2002. Mr. McShane's compensation excludes amounts due to him under his supplemental retirement plan that does not vest until he reaches age 55. See the discussion of this plan beginning on page 22 of this Proxy Statement. Restricted stock granted to Mr. McShane is subject to three year cliff vesting. Mr. McShane is entitled to receive dividends on his restricted stock.

(6) Mr. Burton did not become an employee of Grant Prideco until the fourth quarter of 2001.

(7) In connection with Mr. Huff's severance from the Company in June 2002, the Company paid Mr. Huff a lump sum payment of approximately $4.4 million pursuant to the terms of his employment agreement. Mr. Huff's employment in 2000 related to his services as our Vice President and Interim General Counsel.

                            OPTIONS GRANTED IN 2002

     The following table sets forth certain information relating to stock options granted to our named executive officers during 2002.

                                            % OF TOTAL
                                             OPTIONS
                                            GRANTED TO                                       GRANT DATE
                                 OPTIONS   EMPLOYEES IN   EXERCISE PRICE                       PRESENT
NAME                             GRANTED     2002(%)      (PER SHARE)($)   EXPIRATION DATE   VALUE($)(1)
----                             -------   ------------   --------------   ---------------   -----------
Michael McShane................  250,000        34%           $9.25            6/24/16       $1,221,000
Curtis D. Burton...............       --        --               --                 --               --
William G. Chunn...............       --        --               --                 --               --
Dan M. Latham..................       --        --               --                 --               --
Louis A. Raspino...............       --        --               --                 --               --
Curtis W. Huff.................       --        --               --                 --               --

---------------

(1) The calculation assumes volatility of 4.3% a risk free rate of 4.2%, a 7.4 year expected life, no expected dividends and option grants at the fair market value on the date of grant. The actual value, if any, of any option will depend on the amount, if any, by which the stock price exceeds the exercise price on the date the option is exercised. Thus, this valuation may not be a reliable indication as to value and there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

                      AGGREGATED OPTION EXERCISES IN 2002
                      AND DECEMBER 31, 2002 OPTION VALUES

     The following table sets forth certain information relating to stock options exercised during 2002 and owned by our named executive officers.

                                                            OPTIONS AT              IN-THE-MONEY OPTIONS AT
                          SHARES                         DECEMBER 31, 2002          DECEMBER 31, 2002($)(1)
                         ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                    ON EXERCISE   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -----------   -----------   -----------   -------------   -----------   -------------
Michael McShane.......       --            --               --       250,000              --     $  597,500
Curtis D. Burton......       --            --               --       240,000              --      1,080,000
William G. Chunn......       --            --           69,607       275,000      $  357,084        562,500
Dan M. Latham.........       --            --           69,607       225,000         357,084        562,500
Louis Raspino.........       --            --               --       375,000              --        562,500
Curtis W. Huff........       --            --        1,390,000            --       1,575,000             --

---------------

(1) The value is based on the difference in the closing market price of the common stock on December 31, 2002 ($11.64), and the exercise price of the options. The actual value, if any, of the unexercised options will depend on the market price of the common stock at the time of exercise of the options.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     In accordance with the Company's employment agreement with Mr. McShane entered into at the time of his hiring as the Company's President and Chief Executive Officer, the Company has implemented a supplemental executive retirement plan for Mr. McShane.

     The hypothetical annual benefit payable under the plan is based on a hypothetical single life annuity computation starting at age 60, using a formula of 60% of Mr. McShane's "highest average compensation," which is the average base salary and bonus paid over the three year period prior to retirement. This currently would be approximately $399,000 per year. The hypothetical annuity would be reduced by (i) the social security benefit payable at age 62, and (ii) certain contributions by the Company for Mr. McShane's account under the Company's 401(k) plan. In case of early retirement, death, disability or change in control before Mr. McShane reaches age 60, the benefit is reduced. Mr. McShane also would be entitled to a "gross-up" payment to cover additional taxes due in the event of a change of control.

     The actual benefit payable to Mr. McShane is the actuarial equivalent of the hypothetical annuity, after applicable offsets, paid out over a period elected by Mr. McShane of from five to 30 years.

     Mr. McShane's benefit is fully vested upon the date that he reaches age 55. Prior to age 55, no part of the benefit is vested, unless Mr. McShane dies, becomes disabled, or a change in control occurs. If one of these events occurs, Mr. McShane will be fully vested.

     Mr. McShane's interest in the plan is generally distributed upon his retirement in accordance with his distribution election. We may, however, direct that the benefits be paid as a lump sum. A lump sum payment will be paid in the event of death or a change in control, and may be paid by the Committee at the request of the participant in the case of disability. In the event of a change in control, Mr. McShane will receive a "gross-up" payment sufficient to satisfy any excise tax payments that may be imposed by Section 4999 of the Code and any additional taxes imposed with respect to such gross-up payments, in accordance with the provisions of the plan.

     The Company currently is considering the purchase of life insurance to fund the benefits under the plan.

                              EMPLOYMENT CONTRACTS

     We have entered into an employment agreement with Mr. McShane, which has a term of three years and is renewable annually. The base compensation currently payable to Mr. McShane under his employment agreement is $475,000. In connection with his election as our President and Chief Executive Officer in June 2002, we also granted to Mr. McShane options to purchase 250,000 shares of common stock and 500,000 shares of restricted stock, which are subject to three-year cliff vesting. Under the terms of his employment agreement, if we terminate Mr. McShane's employment for any reason other than "cause" or "disability" or if he terminates his or her employment for "good reason", as defined in the employment agreement, Mr. McShane will be entitled to receive the following benefits:

     - three times his current annual base compensation plus the highest bonus paid to the executive during the three years prior to the year of termination,

     - any accrued salary or bonus (pro-rated to the date of termination),

     - an amount payable as if all retirement plans were vested,

     - the amount that would have been contributed as our match under our 401(k) plan and our Executive Deferred Plan for three years,

     - his car allowance for three years, and

     - vesting of all stock options and restricted stock and the right to surrender such stock options within 30 days of termination for a payment equal to the difference between the exercise price for each option and the highest reported sales stock price as reported on the New York Stock Exchange during the 60-day period prior to the date of termination.

     Under the employment agreement, "cause" is defined as the willful and continued failure to perform the executive's job after written demand is made by the Board or the willful engagement in illegal conduct or gross misconduct by the executive. Termination by Mr. McShane for "good reason" is generally defined as:

     - a material reduction in title and/or responsibilities of the executive,

     - certain relocations of the executive, or

     - any material reduction in the executive's benefits.

     All health and medical benefits would also be maintained after termination for a period of three years provided Mr. McShane makes his required contribution.

     Under the Deficit Reduction Act of 1984, certain severance payments that exceed a certain amount could subject both us and Mr. McShane to adverse U.S. federal income tax consequences. Mr. McShane's employment agreement provides that we would be required to pay him a "gross up payment" to insure that he receives the total benefit intended by the employment agreement.

     In addition, in connection with Mr. Raspino joining us in July 2001, we entered into an employment agreement with him with similar terms to our agreement with Mr. McShane, except that Mr. Raspino receives a "two times payment" in the event of termination of his employment "without cause" or by him "for good reason" and is not entitled to surrender his options in exchange for a cash payment upon termination of employment.

     We have entered into a change of control agreement with certain of our other executive officers. Under these agreements, the executives will be provided with certain benefits if there is both a change of control of Grant Prideco and the executive is subsequently terminated for any reason other than for "cause" or elects to terminate his employment for "good reason" within two years after a change of control. A change of control is defined generally as an acquisition by a person or group of persons of at least 50% of our outstanding common stock. Under these agreements, if there is a change of control of Grant Prideco, we would agree that the executive's base salary would not decrease unless there was a company-wide salary reduction, the executives also would continue to be eligible for an annual bonus under our incentive plan applicable to other key employees and, if we are not the surviving entity in a change of control, the surviving company would be required to issue substantially similar options in replacement of any Grant Prideco options held by the executive. "For cause" is defined to be the failure by the executive to perform his/her job after written notice from us, engaging in illegal conduct or misconduct, a conviction of a crime involving moral turpitude, a misappropriation of funds, disparagement of us or our management, or other cause determined by our Board of Directors in good faith. "Good reason" will be defined as a material reduction in responsibility or benefits. If, following a change of control, the executive's employment is terminated by us for any reason other than cause or the executive's employment is terminated by him for good reason, he would be entitled to two years base salary plus two years bonus.

                               PERFORMANCE GRAPH

     This graph compares the yearly cumulative return on the common stock with the cumulative return on the S & P 500 and the Philadelphia Oilfield Service Index ("OSX") since April 17, 2000 the date we began regular trading on the New York Stock Exchange. The graph assumes the value of the investment in the common stock and each index was $100 on April 17, 2000, and that all dividends are reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                              (PERFORMANCE GRAPH)

--------------------------------------------------------------------------------------------------------------------
                 4/17/00   6/00     9/00     12/00    3/01     6/01    9/01   12/01    3/02    6/02    9/02   12/02
--------------------------------------------------------------------------------------------------------------------
 Grant Prideco   100.00   142.86   125.36   125.36    98.29   99.94   34.80   65.71   78.17   77.71   48.80   66.51
--------------------------------------------------------------------------------------------------------------------
 S & P 500       100.00   106.87    97.55    97.55    85.98   91.02   77.66   85.96   86.19   74.64   61.75   66.96
--------------------------------------------------------------------------------------------------------------------
 OSX             100.00   110.41   114.22   114.22   100.04   89.97   64.71   78.33   87.68   75.66   62.40   70.83
--------------------------------------------------------------------------------------------------------------------

                               OTHER INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Ernst & Young LLP, independent public accountants, served as our auditors for the fiscal year ended December 31, 2002. Ernst & Young has served as our auditors since 2001. A representative of Ernst & Young will be present at the Annual Meeting to respond to any stockholder questions and will be given an opportunity to make a statement if he or she so desires.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     All of our executive officers and directors are required to file initial reports of stock ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange pursuant to
Section 16(a) of the Securities Exchange Act of 1934. We have reviewed these reports, including any amendments, and written representations from the current executive officers and directors of the Company. Based on this review, we believe that, all filing requirements were met during 2002, except that Mr. Luber reported the sale of 150,000 shares of common stock by himself and his wife in May 2002 on an amended Form 5 rather than on Form 4.

PROPOSALS BY STOCKHOLDERS

     Stockholder proposals for our Annual Meeting to be held in 2003 must be received by us by December 9, 2003, and must otherwise comply with the rules promulgated by the Securities and Exchange Commission to be considered for inclusion in our proxy statement for that year. If a stockholder desires to bring business before the meeting which is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the proposal must be received by us by December 9, 2003. Any stockholder proposal, whether or not to be included in our proxy materials, must be sent to our Corporate Secretary at 1330 Post Oak Blvd., Suite 2700, Houston, Texas 77056.

OTHER BUSINESS

     We know of no other business that will be brought before our Annual Meeting. If any other matters are properly presented, the persons named on the enclosed proxy card will vote the proxies as they deem advisable.

ADDITIONAL INFORMATION AVAILABLE

     We have filed an Annual Report on Form 10-K for 2002 with the Securities and Exchange Commission. A complete copy of our Annual Report on Form 10-K is available on the SEC's website at www.sec.gov. We also will provide to any stockholder a copy of our Annual Report on 10-K without charge upon written request. Copies of any exhibits to our Annual Report on 10-K also are available upon written request subject to a charge for copying and mailing. If you wish to obtain a paper copy of our Annual Report on Form 10-K or have any other questions about us, please contact our Investor Relations Department in writing (1330 Post Oak Blvd., Suite 2700, Houston, Texas 77056) or by telephone (832) 681-8000).

                                                                      APPENDIX A

                              GRANT PRIDECO, INC.
                            AUDIT COMMITTEE CHARTER

I.   PURPOSE

     The Audit Committee (Committee) is a committee of Grant Prideco, Inc.'s (Grant's) Board of Directors (Board) which provides intersection between Grant's management, independent auditors, internal auditors and the Board. The primary purpose and duties of the Committee are to:

          (1) Serve as an independent and objective party that assists the Board in fulfilling its oversight responsibilities of the following matters:

             i. the integrity of the financial reports and other financial information provided by Grant to any governmental body or to the public;

             ii. Grant's compliance with legal and regulatory requirements;

             iii. Grant's independent auditors' qualifications and independence; and

             iv. the performance of Grant's internal audit function and independent auditors;

          (2) Prepare a report of the Committee to Grant's stockholders, which will be included in Grant's annual proxy statement;

          (3) Select the Company's independent auditors and approve any non-audit relationships with Grant's independent auditors; and

          (4) Provide an open avenue of communication among the independent accountants, financial and senior management, the internal audit department, and the Board of Directors.

     Annually, the Board of Directors shall perform an evaluation of the Committee's effectiveness.

II.  COMPOSITION

     The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All determinations of independence shall be consistent and in compliance with the rules and regulations of the New York Stock Exchange and Securities and Exchange Commission. All members of the Committee shall be financially literate and at least one member of the Committee shall have accounting or related financial management expertise.

     The members of the Committee shall be elected by the Board at Grant's annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. The only compensation that a member of the Committee may receive from Grant is director fee compensation.

III. MEETINGS

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet periodically as it deems necessary in separate private sessions with each of management, the director of the internal audit department, and with the independent accountants to discuss any matters that the Committee or each of these groups believe should be discussed and to review the quality of Grant's financial reporting and legal and regulatory compliance and the performance of internal audit department and external auditors.

IV. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties, the Committee shall:

GENERAL

     - Review and update the Committee's Charter, as conditions dictate.

     - Select and discharge the independent accountants.

     - Approve in advance the services and fees and other compensation to be provided by, and paid to, the independent accountants for both audit and non-audit services. For these purposes, the Chairman of the Audit Committee may act on behalf of the Committee, and shall report to the Committee regarding these matters at the periodic meetings of the Committee.

     - Instruct the independent accountants that they are ultimately accountable to the Board of Directors and the Committee.

     - Set clear hiring policies for employees or former employees of the Company's external auditors.

     - Establish procedures to receive and address complaints regarding accounting, internal control and auditing matters, including the establishment of procedures to receive employee's anonymous submissions of concerns regarding accounting or auditing matters.

     - Report Committee activities conducted and conclusions reached to the Board.

     - As it deems appropriate, engage and obtain the advice of outside legal, accounting and other experts to assist it in performing its duties.

PERIODIC INQUIRIES

     - Review with Management and the independent accountants the quality of Grant's annual and quarterly financial statements.

     - Review activities, organizational structure, and qualifications of the internal audit department.

     - Review periodic status reports of the results of the internal audit department's activities.

     - Review with management and the independent accountants the quarterly 10-Q and annual report on Form 10-K, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations", prior to their filing with the Securities and Exchange Commission (SEC).

     - Discuss with management on a periodic basis Grant's earnings press releases and financial information and earnings guidance provided to the market and rating agencies. Such reviews and discussions need not be made in advance of such disclosures or presentations.

     - Discuss with management on a periodic basis Grant's major financial risk exposures, guidelines and policies to govern assessment and management of this risk and the steps being taken to monitor and control such exposures.

     - Review periodically with the independent accountants any relationships or services that may impact the objectivity and independence of such independent accountants.

     - Periodically consult with the independent accountants about internal controls and the scope of their audit procedures and areas of emphasis.

     - Periodically review the non-audit services performed by the independent accountants.

     - Review the openness of communication between the Company's Internal Audit Department and the Independent Accountants.

     - Review with the independent accountants any audit problems or difficulties and management's response, including any significant disagreement among management and the independent accountants or the internal audit department in connection with the preparation of the financial statements.

     - Review, with Grant's counsel, any legal matter that could have a significant impact on the organization's financial statements, including any breaches of securities laws or fiduciary duties.

     - Inquire of Grant's senior management regarding (i) significant deficiencies in the design or operation of Grant's internal controls which could adversely affect the issuer's ability to record, process, summarize, and report financial data, and (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the issuer's internal controls.

REVIEWS AND REPORTING

     - At least annually, receive a formal report from the independent accountants describing (i) the firm's internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review or peer review of such firm (iii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried on by the firm, and any steps taken to deal with any such issues; and
       (iv) all relationships between the independent auditor and Grant which may affect their independence and objectivity.

     - At least annually obtain a report from the independent accountants setting forth (1) all critical accounting policies and practices utilized by Grant, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of Grant, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants; and (3) other material written communications between the registered public accounting firm and the management of Grant, such as any management letter or schedule of unadjusted differences.

     - Consider any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the audit committee by the independent accountants required by or referred to in Statement of Auditing Standards No. 61 (as codified by AU Section 380), as may be modified or supplemented.

     - Annually, issue a report to Grant's stockholders in the proxy statement that the Committee has reviewed and discussed with management and the independent accountants Grant's audited financial statements, discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants, and discussed independence with the independent accountants, and recommend based upon these discussions, if Grant's audited financial statements should be included in the Company's Annual Report on Form 10-K.

V.  OTHER

     The Committee shall also perform any other activities consistent with this Charter, Grant's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                                                      APPENDIX B

                GRANT PRIDECO, INC. EMPLOYEE STOCK PURCHASE PLAN

     WHEREAS, Grant Prideco, Inc., a Delaware corporation (the "Sponsor") desires to establish the Grant Prideco, Inc. Employee Stock Purchase Plan (the "Plan") to provide employees of the Sponsor and its affiliates that adopt the Plan with an opportunity to purchase common stock of the Sponsor through offerings of options at a discount and thus develop a stronger incentive to work for the continued success of the Sponsor and its affiliates;

     NOW, THEREFORE, the Sponsor hereby establishes the Plan, effective as of July 1, 2003, as follows:

                               TABLE OF CONTENTS

                                                              SECTION
                                                              -------
ARTICLE I -- PURPOSE, SHARE COMMITMENT AND INTENT
  Purpose...................................................     1.1
  Share Commitment..........................................     1.2
  Intent....................................................     1.3
  Shareholder Approval......................................     1.4

ARTICLE II -- DEFINITIONS
  Affiliate.................................................     2.1
  Authorized Leave of Absence...............................     2.2
  Base Pay..................................................     2.3
  Beneficiary...............................................     2.4
  Board.....................................................     2.5
  Code......................................................     2.6
  Committee.................................................     2.7
  Company...................................................     2.8
  Disability................................................     2.9
  Employee..................................................    2.10
  Employer..................................................    2.11
  Exercise Date.............................................    2.12
  Fair Market Value.........................................    2.13
  Five Percent Owner........................................    2.14
  Grant Date................................................    2.15
  Offering Period...........................................    2.16
  Option....................................................    2.17
  Option Price..............................................    2.18
  Participant...............................................    2.19
  Plan......................................................    2.20
  Regular, Full Time Employee...............................    2.21
  Retirement................................................    2.22
  Stock.....................................................    2.23
  Trading Day...............................................    2.24
ARTICLE III -- ELIGIBILITY
  General Requirements......................................     3.1
  Limitations Upon Participation............................     3.2

ARTICLE IV -- PARTICIPATION
  Grant of Option...........................................     4.1
  Payroll Deduction.........................................     4.2
  Payroll Deductions Continuing.............................     4.3
  Right to Stop Payroll Deductions..........................     4.4
  Accounting for Funds......................................     4.5
  Employer's Use of Funds...................................     4.6
  Return of Funds...........................................     4.7

                                                              SECTION
                                                              -------

ARTICLE V -- IN SERVICE WITHDRAWAL, TERMINATION OR DEATH
  In Service Withdrawal.....................................     5.1
  Termination of Employment for any Reason Other Than Death,
     Retirement or Disability...............................     5.2
  Termination of Employment due to Death....................     5.3
  Termination of Employment due to Retirement or Disability
     Within Three Months Prior the Exercise Date............     5.4

ARTICLE VI -- EXERCISE OF OPTION
  Purchase of Shares of Stock...............................     6.1
  Accounting for Shares of Stock............................     6.2
  Issuance of Shares of Stock...............................     6.3

ARTICLE VII -- ADMINISTRATION
  Powers....................................................     7.1
  Quorum and Majority Action................................     7.2
  Standard of Judicial Review of Committee Actions..........     7.3

ARTICLE VIII -- ADOPTION OF PLAN BY OTHER EMPLOYERS
  Adoption Procedure........................................     8.1
  No Joint Venture Implied..................................     8.2

ARTICLE IX -- TERMINATION AND AMENDMENT OF THE PLAN
  Termination...............................................     9.1
  Amendment.................................................     9.2

ARTICLE X -- MISCELLANEOUS
  Designation of Beneficiary................................    10.1
  Plan Not An Employment Contract...........................    10.2
  All Participants' Rights Are Equal........................    10.3
  Options Are Not Transferable..............................    10.4
  Voting of Shares of Stock.................................    10.5
  No Rights of Shareholder..................................    10.6
  Governmental Regulations..................................    10.7
  Notices...................................................    10.8
  Indemnification of Committee..............................    10.9
  Tax Withholding...........................................   10.10
  Gender and Number.........................................   10.11
  Severability..............................................   10.12
  Persons Based Outside of the United States................   10.13
  Governing Law; Parties to Legal Actions...................   10.14

                                   ARTICLE I

                      PURPOSE, SHARE COMMITMENT AND INTENT

     1.1 PURPOSE. The purpose of the Plan is to provide Employees of the Company and its Affiliates that adopt the Plan an opportunity to purchase shares of Stock through periodic offerings of options to purchase shares of Stock at a discount and thus develop a stronger incentive to work for the continued success of the Company and its Affiliates.

     1.2 SHARE COMMITMENT. The aggregate number of shares of Stock authorized to be sold pursuant to Options granted under the Plan is 1,200,000, subject to adjustment as provided in this Section. In computing the number of shares of Stock available for grant, any shares of Stock relating to Options which are granted, but which subsequently lapse, are cancelled or are otherwise not exercised by the final date for exercise, shall be available for future grants of Options.

     In the event of any stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, or the like, as a result of which shares shall be issued in respect of the outstanding shares of Stock, or the shares of Stock shall be changed into the same or a different number of the same or another class of stock, the total number of shares of Stock authorized to be committed to the Plan, the number of shares of Stock subject to each outstanding Option, the Option Price applicable to each Option, and/or the consideration to be received upon exercise of each Option shall be appropriately adjusted by the Committee. In addition, the Committee shall, in its sole discretion, have authority to provide for (a) acceleration of the Exercise Date of outstanding Options or (b) the conversion of outstanding Options into cash or other property to be received in certain of the transactions specified in this paragraph above upon the completion of the transaction.

     1.3 INTENT. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under section 423 of the Code. Therefore, the provisions of the Plan are to be construed to govern participation in a manner consistent with the requirements of section 423 of the Code.

     1.4 SHAREHOLDER APPROVAL. To be effective, the Plan must be approved by the shareholders of the Company within 12 months after the Plan is adopted. The approval of shareholders must comply with all applicable provisions of the corporate charter, bylaws and applicable laws of the jurisdiction prescribing the method and degree of shareholder approval required for the issuance of corporate stock or options.

                                   ARTICLE II

                                  DEFINITIONS

     The words and phrases defined in this Article shall have the meaning set out in these definitions throughout the Plan, unless the context in which any word or phrase appears reasonably requires a broader, narrower, or different meaning.

     2.1 "AFFILIATE" means any parent corporation and any subsidiary corporation. The term "parent corporation" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the action or transaction, each of the corporations (other than the Company) owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. The term "subsidiary corporation" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     2.2 "AUTHORIZED LEAVE OF ABSENCE" means a bona fide leave of absence from service with the Company or an Affiliate if the period of the leave does not exceed 90 days, or, if longer, so long as the individual's right to reemployment with the Company or an Affiliate is guaranteed either by statute or contract.

     2.3 "BASE PAY" means regular straight-time earnings or base salary, excluding payments for overtime, shift differentials, incentive compensation, bonuses, and other special payments, fees, allowances or extraordinary compensation.

     2.4 "BENEFICIARY" means the person who is entitled to receive amounts under the Plan upon the death of a Participant.

     2.5  "BOARD" means the board of directors of the Company.

     2.6 "CODE" means the United States Internal Revenue Code of 1986, as amended from time to time.

     2.7 "COMMITTEE" a committee of at least two persons, who are members of the Compensation Committee of the Board and are appointed by the Compensation Committee of the Board, or, to the extent it chooses to operate as the Committee, the Compensation Committee of the Board.

     2.8 "COMPANY" means Grant Prideco, Inc., a Delaware corporation, or any successor (by merger or otherwise).

     2.9  "DISABILITY" means a permanent and total disability as defined in section 22(e)(3) of the Code.

     2.10 "EMPLOYEE" means any person who is a common-law employee of an Employer.

     2.11 "EMPLOYER" means the Company and any Affiliate that has adopted the Plan.

     2.12 "EXERCISE DATE" means the last day of each Offering Period, which is the day that all Options that eligible Employees have elected to exercise are to be exercised.

     2.13 "FAIR MARKET VALUE" of one share of Stock means the last reported sale price for a share of Stock on the principal exchange on which the Stock is traded on the business day for which the Fair Market Value is being determined (or, if the Stock was not traded on such date, on the immediately preceding date on which the Stock was so traded).

     2.14 "FIVE PERCENT OWNER" means an owner of five percent or more of the total combined voting power of all classes of stock of the Company or any Affiliate. An individual is considered to own any stock that is owned directly or indirectly by or for his brothers and sisters (whether by whole or half-blood), spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust is considered as owned proportionately by or for its shareholders, partners, or beneficiaries. An individual is considered to own stock that he may purchase under outstanding options. The determination of the percentage of the total combined voting power of all classes of stock of the Company or any Affiliate that is owned by an individual is made by comparing the voting power or value of the shares owned (or treated as owned) by the individual to the aggregate voting power of all shares actually issued and outstanding immediately after the grant of the option to the individual. The aggregate voting power or value of all shares actually issued and outstanding immediately after the grant of the option does not include the voting power or value of treasury shares or shares authorized for issue under outstanding options held by the individual or any other person.

     2.15 "GRANT DATE" means the first day of each Offering Period, which is the day the Committee grants all eligible Employees an Option under the Plan.

     2.16 "OFFERING PERIOD" means the period beginning on the Grant Date and ending on the Exercise Date. The Offering Period shall commence on July 1 of each calendar year and shall end on the last Trading Day on or before the last day of June of the following calendar year, unless the Committee specifies another Offering Period (which may not exceed 27 months).

     2.17 "OPTION" means an option granted under the Plan to purchase shares of Stock at the Option Price on the Exercise Date.

     2.18 "OPTION PRICE" means the price to be paid for each share of Stock upon exercise of an Option, which shall be 85 percent of the lesser of (a) the Fair Market Value of a share of Stock on the Grant Date or (b) the Fair Market Value of a share of Stock on the Exercise Date.

     2.19 "PARTICIPANT" means a person who is eligible to be granted an Option under the Plan and who elects to have payroll deductions withheld under the Plan for the purpose of exercising that Option on the Exercise Date.

     2.20 "PLAN" means the Grant Prideco, Inc. Employee Stock Purchase Plan, as set out in this document and as it may be amended from time to time.

     2.21 "REGULAR, FULL TIME EMPLOYEE" means an employee whose customary employment with his Employer is more than 20 hours per week and more than 5 months during any calendar year.

     2.22 "RETIREMENT" means the occurrence of the Participant's voluntary termination of employment with the Company and all Affiliates after he has attained the age of 65 and completed ten years of uninterrupted employment with the Company and/or any Affiliate, including any predecessor thereto.

     2.23 "STOCK" means the common stock of the Company, $.01 par value per share, or, in the event that the outstanding shares of common stock are later changed into or exchanged for a different class of shares or securities of the Company or another corporation, that other share or security. Shares of Stock, when issued, may be represented by a certificate or by book or electronic entry.

     2.24 "TRADING DAY" means a day on which the principal securities exchange on which the shares of Stock are listed is open for trading.

                                  ARTICLE III

                                  ELIGIBILITY

     3.1 GENERAL REQUIREMENTS. Subject to Section 3.2, each Regular, Full Time Employee of each Employer is eligible to participate in the Plan for a given Offering Period if he is in the employ of an Employer on the Grant Date and he enrolls in the Plan and authorizes payroll deductions for such Offering Period in accordance with procedures established by the Committee. Participation in the Plan is voluntary.

     3.2 LIMITATIONS UPON PARTICIPATION. No Employee shall be granted an Option to the extent that the Option would:

          (a) cause the Employee to be a Five Percent Owner immediately after the grant;

          (b) permit the Employee to purchase shares of Stock under all employee stock purchase plans, as defined in section 423 of the Code, of the Company and all Affiliates at a rate which exceeds $25,000 in Fair Market Value of the shares of Stock (determined at the time the Option is granted) for each calendar year in which the option granted to the Employee is outstanding at any time as provided in sections 423 and 424 of the Code; or

          (c) permit the Employee to purchase shares of Stock in excess of the number of shares of Stock determined under Section 4.1.

In addition, no Option shall be granted to an Employee who resides in a country whose laws make participation in the Plan impractical.

                                   ARTICLE IV

                                 PARTICIPATION

     4.1 GRANT OF OPTION. Effective as of the Grant Date of each Offering Period, the Committee shall grant an Option to each Participant which shall be exercisable on the Exercise Date only through funds accumulated by the Employee through payroll deductions made during the Offering Period. The Option shall be for that number of whole shares of Stock that may be purchased by the amount in the Participant's payroll deduction account on the Exercise Date at the Option Price. The Committee may establish and announce to Employees prior to an Offering Period, a maximum number of shares of Stock that may be purchased by an Employee during the Offering Period. If the Committee does not specify a maximum number of shares of

Stock that may be purchased during an Offering Period, the maximum number of shares shall be that number of shares that may be purchased with the aggregate amount of payroll deductions for the Offering Period authorized by the Employee (determined assuming that the Employee will continue payroll deductions at the same rate in effect on the Grant Date throughout the Offering Period) assuming that the purchase price per share is 85 percent of the Fair Market Value of a share of Stock on the Date of Grant.

     4.2 PAYROLL DEDUCTION. For an Employee to participate during a given Offering Period, he must authorize deductions from his Base Pay prior to the beginning of the Offering Period in accordance with procedures established by the Committee. Unless the Participant changes the rate of his payroll deductions, his payroll deductions shall continue through the last pay date prior to the Exercise Date. A Participant may not make additional payments to his Plan account.

     4.3 PAYROLL DEDUCTIONS CONTINUING. A Participant's payroll deduction authorization shall remain in effect for all ensuing Offering Periods until changed by him in accordance with procedures established by the Committee.

     4.4 RIGHT TO STOP PAYROLL DEDUCTIONS. A Participant shall have the right to discontinue his payroll deduction authorization in accordance with procedures established by the Committee.

     4.5 ACCOUNTING FOR FUNDS. As of each payroll deduction period, the Employer shall cause to be credited to the Participant's payroll deduction account in a ledger established for that purpose the funds withheld from and attributable to the Employee's cash compensation for that period. No interest shall be credited to the Participant's payroll deduction account at any time. The obligation of the Employer to the Participant for this account shall be a general corporate obligation and shall not be funded through a trust nor secured by any assets which would cause the Participant to be other than a general creditor of the Employer.

     4.6 EMPLOYER'S USE OF FUNDS. All payroll deductions received or held by an Employer may be used by the Employer for any corporate purpose, and the Employer shall not be obligated to segregate such payroll deductions.

     4.7 RETURN OF FUNDS. Except as specified herein, as soon as administratively practicable after the expiration of an Offering Period, payroll deductions that are not used to purchase Stock during such Offering Period will be refunded to the Participants. In accordance with procedures established by the Committee, an Employer may be permitted to apply a Participant's unused payroll deductions to purchase additional shares of Stock during a subsequent Offering Period, but only if the amount so applied does not exceed the value of a fractional share that the Participant could not purchase during the preceding Offering Period (because purchases of fractional shares are not permitted under the Plan).

                                   ARTICLE V

                  IN SERVICE WITHDRAWAL, TERMINATION OR DEATH

     5.1 IN SERVICE WITHDRAWAL. A Participant may, at any time on or before 15 days prior to the Exercise Date, or such other date as shall be selected by the Committee from time to time, elect to withdraw all of the funds then credited to his Plan account by giving notice in accordance with the rules established by the Committee. The amount elected to be withdrawn by the Participant shall be paid to him as soon as administratively feasible. Any election by a Participant to withdraw his cash balance under the Plan terminates his right to exercise his Option on the Exercise Date and his entitlement to elect any further payroll deductions for the then-current Offering Period. If the Participant wishes to participate in any future Offering Period, he must file a new payroll deduction election within the time frame required by the Committee for participation for that Offering Period.

     5.2 TERMINATION OF EMPLOYMENT FOR ANY REASON OTHER THAN DEATH; OR RETIREMENT OR DISABILITY WHICH OCCURS MORE THAN THREE MONTHS PRIOR TO THE EXERCISE DATE. If a Participant's employment with the Company and all Affiliates is terminated for any reason other than death prior to the Exercise Date, or if the Participant's employment with the Company and all Affiliates is terminated more than three months prior to the Exercise Date as a result of Retirement of Disability, the Option granted to the Participant for that

Offering Period shall lapse. If a Participant is on an Authorized Leave of Absence, for purposes of the Plan, the Participant's employment with the Company and all Affiliates shall be deemed to be terminated on the later of the 91st day of such leave or the date through which the Participant's employment is guaranteed either by statute or contract. The Participant's funds then credited to his Plan Account shall be returned to him as soon as administratively feasible.

     5.3 TERMINATION OF EMPLOYMENT DUE TO DEATH. If a Participant's employment with the Company and all Affiliates is terminated due to death, the Participant's Beneficiary (or such other person as may be entitled to amounts credited to the Participant's account under Section 10.1) will have the right to elect, either to:

          (a) withdraw all of the funds then credited to his Plan account as of his termination date; or

          (b) exercise the Option for the maximum number of whole shares of Stock that can be purchased at the Option Price on the last day of the Offering Period (in which the Participant's termination of employment with the Company and all Affiliates occurs).

     The Participant's Beneficiary (or such other person as may be entitled to amounts credited to the Participant's account under Section 10.1) must make such election by giving written notice to the Committee in accordance with procedures established by the Committee. In the event the Beneficiary (or such other person as may be entitled to amounts credited to the Participant's account under
Section 10.1) elects to withdraw the funds, any accumulated funds credited to the Participant's Plan account as of the date of his termination of employment with the Company and all Affiliates will be delivered as soon as administratively practicable thereafter.

     5.4 TERMINATION OF EMPLOYMENT DUE TO RETIREMENT OR DISABILITY WITHIN THREE MONTHS PRIOR TO THE EXERCISE DATE. If a Participant's employment with the Company and all Affiliates is terminated, within three months prior to the Exercise Date, due to Retirement or Disability, the Participant (or the Participant's personal representative or legal guardian in the event of Disability) will have the right to elect either to:

          (a) withdraw all of the funds then credited to his Plan account as of his termination date; or

          (b) exercise the Option for the maximum number of whole shares of Stock that can be purchased at the Option Price on the last day of the Offering Period (in which the Participant's termination of employment with the Company and all Affiliates occurs).

     5.5 The Participant (or, if applicable, such other person designated in the first paragraph of this Section 5.4) must make such election by giving written notice to the Committee in accordance with procedures established by the Committee. Any accumulated funds credited to the Participant's Plan account as of the date of his termination of employment with the Company and all Affiliates will be delivered to or on behalf of the Participant as soon as administratively practicable thereafter.

                                   ARTICLE VI

                               EXERCISE OF OPTION

     6.1 PURCHASE OF SHARES OF STOCK. Subject to Section 3.2, on the Exercise Date of each Offering Period, each Participant's payroll deduction account shall be used to purchase the maximum number of whole shares of Stock that can be purchased at the Option Price for that Offering Period. If in any Offering Period the total number of shares of Stock to be purchased by all Participants exceeds the number of shares of Stock committed to the Plan, then each Participant shall be entitled to purchase only his pro rata portion of the shares of Stock remaining available under the Plan based on the balances in each Participant's payroll deduction account as of the Exercise Date. After the purchase of all shares of Stock available on the Exercise Date, all Options granted for the Offering Period to the extent not used are terminated because no Option shall remain exercisable after the Exercise Date.

     6.2 ACCOUNTING FOR SHARES OF STOCK. After the Exercise Date of each Offering Period, a report shall be given to each Participant stating the amount of his payroll deduction account, the number of shares of Stock purchased and the Option Price.

     6.3 ISSUANCE OF SHARES OF STOCK. As soon as administratively feasible after the end of the Offering Period, the Committee shall advise the appropriate officer of the Company that the terms of the Plan have been complied with and that it is appropriate for the officer to cause to be issued the shares of Stock upon which Options have been exercised under the Plan. The Committee may determine in its discretion the manner of delivery of the shares of Stock purchased under the Plan, which may be by electronic account entry into new or existing accounts, delivery of shares of Stock certificates or any other means as the Committee, in its discretion, deems appropriate. The Committee may, in its discretion, hold the shares of Stock certificate for any shares of Stock or cause it to be legended in order to comply with the securities laws of the applicable jurisdiction, or should the shares of Stock be represented by book or electronic account entry rather than a certificate, the Committee may take such steps to restrict transfer of the shares of Stock as the Committee considers necessary or advisable to comply with applicable law.

                                  ARTICLE VII

                                 ADMINISTRATION

     7.1 POWERS. The Committee has the exclusive responsibility for the general administration of the Plan, and has all powers necessary to accomplish that purpose, including but not limited to the following rights, powers, and authorities:

          (a) to make rules for administering the Plan so long as they are not inconsistent with the terms of the Plan;

          (b)  to construe all provisions of the Plan;

          (c) to correct any defect, supply any omission, or reconcile any inconsistency which may appear in the Plan;

          (d) to select, employ, and compensate at any time any consultants, accountants, attorneys, and other agents the Committee believes necessary or advisable for the proper administration of the Plan;

          (e) to determine all questions relating to eligibility, Fair Market Value, Option Price and all other matters relating to benefits or Participants' entitlement to benefits;

          (f) to determine all controversies relating to the administration of the Plan, including but not limited to any differences of opinion arising between an Employer and a Participant, and any questions it believes advisable for the proper administration of the Plan; and

          (g) to delegate any clerical or recordation duties of the Committee as the Committee believes is advisable to properly administer the Plan.

     7.2 QUORUM AND MAJORITY ACTION. A majority of the Committee constitutes a quorum for the transaction of business. The vote of a majority of the members present at any meeting shall decide any question brought before that meeting. In addition, the Committee may decide any question by a vote, taken without a meeting, of a majority of its members via telephone, computer, fax or any other media of communication.

     7.3 STANDARD OF JUDICIAL REVIEW OF COMMITTEE ACTIONS. The Committee has full and absolute discretion in the exercise of each and every aspect of its authority under the Plan. Notwithstanding anything to the contrary, any action taken, or ruling or decision made by the Committee in the exercise of any of its powers and authorities under the Plan shall be final and conclusive as to all parties other than the Company, including without limitation all Participants and their beneficiaries, regardless of whether the Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. No final action, ruling, or decision of the Committee shall be subject to de novo review in any judicial proceeding; and no final action, ruling, or decision of the Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

                                  ARTICLE VIII

                      ADOPTION OF PLAN BY OTHER EMPLOYERS

     8.1 ADOPTION PROCEDURE. With the approval of the Committee, any Affiliate may adopt the Plan for all or any classification of its Employees by depositing with the Sponsor:

          (a) a duly executed adoption agreement setting forth agreement to be bound as an Employer by all the terms, provisions, conditions and limitations of the Plan except those, if any, specifically set forth in the adoption agreement;

          (b)  all other information required by the Sponsor; and

          (c)  the written consent of the Sponsor to the adoption of the Plan.

     8.2 NO JOINT VENTURE IMPLIED. The document which evidences the adoption of the Plan by an Affiliate shall become a part of the Plan. However, neither the adoption of the Plan by an Affiliate nor any act performed by it in relation to the Plan shall create a joint venture or partnership relation between it and the Company or any other Affiliate.

                                   ARTICLE IX

                     TERMINATION AND AMENDMENT OF THE PLAN

     9.1 TERMINATION. The Company may, by action of the Committee, terminate the Plan at any time and for any reason. The Plan shall automatically terminate upon the purchase by Participants of all shares of Stock committed to the Plan, unless the number of shares of Stock committed to the Plan is increased by the Committee or the Board and approved by the shareholders of the Company. Upon termination of the Plan, as soon as administratively feasible there shall be refunded to each Participant the remaining funds in his payroll deduction account. The termination of the Plan shall not affect the current Options already outstanding under the Plan to the extent there are shares of Stock committed, unless the Participants agree.

     9.2 AMENDMENT. The Committee has the right to modify, alter or amend the Plan at any time and from time to time to any extent that it deems advisable, including, without limiting the generality of the foregoing, any amendment to the Plan deemed necessary to ensure compliance with section 423 of the Code. The Committee may suspend the operation of the Plan for any period as it may deem advisable. However, no amendment or suspension shall operate to reduce any amounts previously allocated to a Participant's payroll deduction account, to reduce a Participant's rights with respect to shares of Stock previously purchased and held on his behalf under the Plan nor to affect the current Option a Participant already has outstanding under the Plan without the Participant's agreement. Any amendment changing the aggregate number of shares of Stock to be committed to the Plan, the class of employees eligible to receive Options under the Plan or the description of the group of corporations eligible to adopt the Plan must have shareholder approval as set forth in Section 1.4.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1  DESIGNATION OF BENEFICIARY.

          (a) A Participant may file a written designation of a Beneficiary who is to receive any cash and shares of Stock credited to the Participant's account under the Plan. If a Participant is married and the designated Beneficiary is not the Participant's spouse, written spousal consent shall be required for the designation to be effective.

          (b) A Participant may change his designation of a Beneficiary at any time by written notice. If a Participant dies when he has not validly designated a Beneficiary under the Plan, the Company shall deliver such shares of Stock and cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares of Stock and cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

     10.2 PLAN NOT AN EMPLOYMENT CONTRACT. The adoption and maintenance of the Plan is not a contract between any Employer and its Employees which gives any Employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of any Employer to discharge any Employee at any time or to interfere with the Employee's right to terminate his employment at any time.

     10.3 ALL PARTICIPANTS' RIGHTS ARE EQUAL. All Participants will have the same rights and privileges under the Plan as required by section 423 of the Code and Department of Treasury Regulation section 1.423-2(f).

     10.4 OPTIONS ARE NOT TRANSFERABLE. No Option granted a Participant under the Plan is transferable by the Participant otherwise than by will or the laws of descent and distribution, and must be exercisable, during his lifetime, only by him. In the event any Participant attempts to violate the terms of this Section, any Option held by the Participant shall be terminated by the Company and, upon return to the Participant of the remaining funds in his payroll deduction account, all of his rights under the Plan will terminate.

     10.5 VOTING OF SHARES OF STOCK. Shares of Stock held under the Plan for the account of each Participant shall be voted by the holder of record of those shares of Stock in accordance with the Participant's instructions.

     10.6 NO RIGHTS OF SHAREHOLDER. No eligible Employee or Participant shall by reason of participation in the Plan have any rights of a shareholder of the Company until he acquires shares of Stock as provided in the Plan.

     10.7 GOVERNMENTAL REGULATIONS. The obligation to sell or deliver the shares of Stock under the Plan is subject to the approval of all governmental authorities required in connection with the authorization, purchase, issuance or sale of the shares of Stock.

     10.8 NOTICES. All notices and other communication in connection with the Plan shall be in the form specified by the Committee and shall be deemed to have been duly given when sent to the Participant at his last known address or to his designated personal representative or beneficiary, or to the Employer or its designated representative, as the case may be.

     10.9 INDEMNIFICATION OF COMMITTEE. In addition to all other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted under the Plan, and against all amounts paid in settlement (provided the settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it is adjudged in the action, suit or proceeding, that the Committee member is liable for gross negligence or willful misconduct in the performance of his duties.

     10.10 TAX WITHHOLDING. At the time a Participant's Option is exercised or at the time a Participant disposes of some or all of the shares of Stock purchased under the Plan, the Participant must make adequate provision for the Employer's federal, state or other tax withholding obligations, if any, which arise upon the exercise of the Option or the disposition of the shares of Stock. At any time, the Employer may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary for the Employer to meet applicable withholding obligations.

     10.11 GENDER AND NUMBER. If the context requires it, words of one gender when used in the Plan shall include the other genders, and words used in the singular or plural shall include the other.

     10.12 SEVERABILITY. Each provision of the Plan may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

     10.13 PERSONS BASED OUTSIDE OF THE UNITED STATES. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Employees, the Committee, in its sole discretion, shall have the power and authority to:

          (a)  determine which Affiliates shall be covered by the Plan;

          (b) determine which persons employed outside the United States are eligible to participate in the Plan;

          (c) modify the terms and conditions of any Option granted to persons who are employed outside the United States to comply with applicable foreign laws;

          (d) establish subplans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable; and

          (e) take any action, before or after an Option is granted, that it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals.

     Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Options shall be granted, that would violate section 423 of the Code, any securities law or governing statute or any other applicable law. Any income derived under the Plan shall not be treated as a part of an Employee's regular compensation or salary for purposes of computing statutorily mandated severance benefits or other statutorily mandated benefits in foreign jurisdictions.

     Any subplans and modifications to Plan terms and procedures established under this Section 10.13 by the Committee shall be attached to the Plan document as Appendices.

     10.14 GOVERNING LAW; PARTIES TO LEGAL ACTIONS. The provisions of the Plan shall be construed, administered, and governed under the laws of the State of Texas and, to the extent applicable, by the securities, tax, employment and other laws of the United States.

                              [GRANT PRIDECO LOGO]


                                    PROXY FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 7, 2003


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


The undersigned stockholder of Grant Prideco, Inc. ("Grant") hereby appoints Michael McShane, proxy, with full power of substitution, for the undersigned to vote the number of shares of common stock of Grant that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held onMay 7, 2003, at 9:00 a.m., Houston time, at the First Floor Auditorium, Four Oaks Place, 1330 Post Oak Blvd., Houston, Texas 77056, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated April 7, 2003:

(1) Election of the following Nominees as Directors, as set forth in the Proxy Statement, as amended by the Supplement:

         David J. Butters, Eliot M. Fried, Dennis R. Hendrix, Harold E. Layman, Sheldon B. Lubar, Michael McShane, Robert K. Moses, Jr., Joseph E. Reid and David A. Trice.

         FOR All Nominees listed above                 WITHHOLD
         (except as marked to the contrary below)      All Nominees listed above

         [ ]                                           [ ]

         INSTRUCTION: To withhold authority to vote for any Nominee, write that Nominee's name in the space provided below.

         -----------------------------------------------------------------------

(2)      Adoption of the Grant Prideco Employee Stock Purchase Plan

         FOR   [ ]                AGAINST [ ]              ABSTAIN    [ ]

(3)      Adoption o f Stockholder Proposal Regarding Board of Director Diversity

         FOR   [ ]                AGAINST [ ]              ABSTAIN    [ ]

(4) To consider and take action upon any other matter which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.





                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR LISTED ON THE OTHER SIDE HEREOF UNDER PROPOSAL 1, "FOR" APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN LISTED ON THE OTHER SIDE UNDER PROPOSAL 2, AND "AGAINST" APPROVAL OF THE STOCKHOLDER PROPOSAL LISTED ON THE OTHER SIDE UNDER PROPOSAL 3.

Receipt of the Proxy Statement dated April 7, 2003 and the Annual Report of Grant for the year ended December 31, 2002 is hereby acknowledged.

--------------------------------------------------------------------------------


                                                 -------------------------------
                                                 Signature of Stockholder(s)

                                                 Please sign your name exactly
                                                 as it appears hereon. Joint
                                                 owners must each sign. When
                                                 signing as attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give your full
                                                 title as it appears thereon. If
                                                 signer is a corporation,
                                                 execute in full corporate name
                                                 by authorized officer.


                                                 Date:                   , 2003.
                                                       ------------------


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.